Exhibit 99.1

Company Contact: Kevin Scull Wayside Technology Group, Inc. Vice President and Chief Accounting Officer (732) 389-0932 kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2010 THIRD QUARTER RESULTS

AND DECLARES QUARTERLY DIVIDEND

• Revenue: $53.0 million, up 50% year-over-year

• Income from operations $2.0 million, up 105% year-over-year

• $.16 quarterly dividend declared, a 7% increase

SHREWSBURY, NJ, October 28, 2010 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the third quarter ended September 30, 2010. The results will be discussed in a conference call to be held on Friday, October 29, 2010 at 10:00 AM Eastern time. The dial-in telephone number is (866) 835 8907 and the pass code is “WSTG”.

This conference call will be available via live webcast — in listen-mode only — at www.earnings.com. A replay will also be available on the company’s website at www.waysidetechnology.com.

Cash and marketable securities amount to $14.2 million, representing 55% of equity as of September 30, 2010.

Net sales for the third quarter of 2010 increased 50% or $17.7 million to $53.0 million compared to $35.3 million for the same period in 2009. Total sales for the third quarter of 2010 for our Lifeboat segment were $38.4 million compared to $23.8 million in the third quarter of 2009, representing a 61% increase. Total sales for the third quarter of 2010 for our Programmer’s Paradise segment were $14.6 million compared to $11.5 million in the third quarter of 2009, representing a 27% increase.

“The third quarter of 2010 was a record quarter for us,” said Simon F. Nynens, Chairman and Chief Executive Officer. “Our continued high growth rate shows that our customers are exceedingly satisfied with our service model, as we continue to expand our offerings to our valued customers.”

Sales for both segments showed strong growth. The increase in net sales for the three and nine months ended September 30, 2010 compared to the same periods in 2009, was mainly a result of our continued focus on the expanding virtual infrastructure-centric business, the addition of several key product lines, and the strengthening of our account penetration.

Gross Profit for the quarter ended September 30, 2010 was $5.1 million compared to $3.7 million for the third quarter of 2009, a 39% increase. Total gross profit for our Lifeboat segment was $3.4 million compared to $2.3 million in the third quarter of 2009, representing a 47% increase. This increase in gross profit was due to aggressive sales volume growth within our Lifeboat segment. Total gross profit for our Programmer’s Paradise segment was $1.7 million compared to $1.4 million in the third quarter of 2009, representing a 25% increase. This increase was primarily due to the increased sales volume.

Total gross profit, as a percentage of net sales, for the third quarter of 2010 was 9.7%, compared to 10.5% in the third quarter of 2009.

The increase in gross profit dollars and the decrease in gross profit margin as a percentage of net sales was primarily caused by the aggressive sales growth within our Lifeboat segment, competitive pricing pressure in both segments, and also in part by our having won several large bids based on aggressive pricing, which we plan to continue to do.

Total selling, general, and administrative (“SG&A”) expenses for the third quarter of 2010 were $3.2 million, compared to $2.7 million in the third quarter of 2009. This increase is mainly due to an increase in employee related expenses (salaries, commissions, bonus accruals and benefits) of $0.4 million.

On October 26, 2010, the Board of Directors declared a quarterly dividend of $.16 per share of its common stock payable November 19, 2010 to shareholders of record on November 9, 2010. This represents a 7% increase in dividend, from $.15 per share to $.16 per share.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Acronis, CA, DataCore, Dell, Flexera Software (publishers of InstallShield), GFI, Hewlett Packard, Infragistics, Intel Software, Microsoft, Mindjet, Quest Software, SolarWinds, StorageCraft Technology, TechSmith, Veeam, Vizioncore, and VMware.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30, 2010	December 31, 2009
	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$7,705	$8,560
Marketable securities	6,524	7,571
Accounts receivable, net	36,385	27,040
Inventory - finished goods	1,186	967
Prepaid expenses and other current assets	1,156	998
Deferred income taxes	564	677
Total current assets	53,520	45,813

Equipment and leasehold improvements, net	596	432
Accounts receivable long-term	4,737	6,901
Other assets	38	38
Deferred income taxes	241	483

Total assets	$59,132	$53,667

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	33,241	29,230
Current portion- capital lease obligation	82	—
Total current liabilities	33,323	29,230

Long Term portion -capital lease obligation	159	—
Other liabilities	—	78
Total liabilities	33,482	29,308

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,780,598 and 4,688,844 shares outstanding, respectively	53	53
Additional paid-in capital	25,145	24,826
Treasury stock, at cost, 503,902 and 595,656 shares, respectively	(3,458)	(3,555)
Retained earnings	3,534	2,727
Accumulated other comprehensive income	376	308
Total stockholders’ equity	25,650	24,359
Total liabilities and stockholders’ equity	$59,132	$53,667

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Nine months ended		Three months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues
Lifeboat segment	$103,338	$69,131	$38,411	$23,844
Programmer’s Paradise segment	38,456	34,961	14,583	11,466
Total Revenue	141,794	104,092	52,994	35,310

Cost of sales
Lifeboat segment	93,910	62,268	34,980	21,511
Programmer’s Paradise segment	34,097	30,582	12,880	10,105
Total Cost of sales	128,007	92,850	47,860	31,616

Gross Profit	13,787	11,242	5,134	3,694

Operating expenses
Selling costs	4,856	3,999	1,656	1,289
Stock based compensation	892	657	296	236
Other general and administrative expenses	3,623	3,647	1,229	1,216
Total Selling, general and administrative expenses	9,371	8,303	3,181	2,741

Income from operations	4,416	2,939	1,953	953

Interest income, net	316	403	104	128
Realized foreign exchange gain (loss)	3	(1)	—
Income before income tax provision	4,735	3,341	2,057	1,081
Provision for income taxes	1,800	1,374	800	483

Net income	$2,935	$1,967	$1,257	$598

Net income per common share - Basic	$0.67	$0.45	$0.29	$0.14
Net income per common share - Diluted	$0.66	$0.44	$0.28	$0.13

Weighted average common shares outstanding - Basic	4,380	4,400	4,389	4,415
Weighted average common shares outstanding - Diluted	4,475	4,427	4,502	4,444